EXHIBIT 16.

Item 4. Changes in Registrant's Certifying Accountant.

 (b) Item 304(a)(1) of Regulation S-B:

     304(a)(1)(i): The former accountant, Mauldin & Jenkins, resigned May 15, 1996, as stated in a letter from Mauldin & Jenkins attached hereto as Exhibit "(7)(c)(1)" and made a part hereof.

     304(a)(1)(ii): Mauldin & Jenkins' report on the financial statements for either of the past two years did not contain any adverse opinion or disclaimer of opinion, nor were such reports modified as to uncertainty, audit scope, or accounting principles.

     304(a)(1)(iii): As of May 15, 1996, the resignation of Mauldin & Jenkins has not yet been accepted or approved by the Board of Directors or an audit or similar committee of the Board of Directors.

     304(a)(1)(iv): As to Security Land's two most recent fiscal years or any later interim period, there were no disagreements with Mauldin & Jenkins (the "Accountant") on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which, if not resolved to the Accountant's satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. The Accountant did not advise Security Land of any of the following:

             (1) That internal controls necessary to develop reliable financial statements did not exist; or

             (2) That information has come to the attention of the former Accountant which made it unwilling to rely on management's representations, or unwilling to be associated with the financial statements prepared by management; or

             (3) That the scope of the audit should be expanded significantly, or information has come to the Accountant's attention that it concluded will, or if further investigated might, materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent audited financial statements (including information that might preclude the issuance of an unqualified audit report), and the issue was not resolved to the Accountant's satisfaction prior to its resignation or dismissal.

     304(a)(2): The Company has not yet engaged other accountants.

     Item 304(a)(3) of Regulation S-B:

             Letter from Mauldin & Jenkins attached hereto as Exhibit "(7)(c)(2)" and made a part hereof.


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

     Item 7.  Financial Statements and Exhibits.

 (C) Exhibits.

     (1) Letter of Mauldin & Jenkins resignation.

     (2) Letter of Mauldin & Jenkins required by Item 304(a)(3) of
Regulation S-B.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   Security Land and Development Corporation
--------------------------
Date

                                   By:
                                      ----------------------------------------
                                      T. Greenlee Flanagin, President



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